CHOCK FULL O'NUTS CORPORATION

			      370 Lexington Avenue

			      New York, N.Y. 10017

				  ------------

		    Notice of Annual Meeting of Stockholders

				  ------------

			Tuesday, December 19, 1995 at 10:00 A.M.

			  The Chemical Bank Building

				   Room 7

			      270 Park Avenue

			    New York, New York 10017

				  ------------

			  PLEASE SIGN, DATE AND RETURN
			  THE ENCLOSED PROXY PROMPTLY

				  ------------

To the Stockholders of
  CHOCK FULL O'NUTS CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation (the "Company") will be held at The Chemical Bank Building, Room 7, 270 Park Avenue, New York, New York 10017 on Tuesday, December 19, 1995 at 10:00 A.M., Eastern Standard Time, for the following purposes:

1. To elect three directors for three year terms.

2. To ratify the appointment of independent auditors for 1996.

3. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on October 23, 1995 are entitled to notice of and to vote at the meeting or any adjournment thereof.

					     By Order of the Board of Directors

							       MARTIN J. CULLEN
								      Secretary
Dated: New York, N.Y.
 October 31, 1995

------------------------------------------------------------------------------
IMPORTANT: Whether or not you expect to attend the meeting, please complete,
	   date and sign the proxy and return it promptly in the enclosed envelope.



			 CHOCK FULL O'NUTS CORPORATION

				PROXY STATEMENT

  This Statement is furnished to the stockholders of Chock Full O'Nuts Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the 1995 Annual Meeting of Stockholders ofthe Company to be held at The Chemical Bank Building, Room 7, 270 Park Avenue,New York, New York 10017 on Tuesday, December 19, 1995 at 10:00 A.M., Eastern Standard Time, and at any adjournments thereof.

  The approximate date on which this Statement and the accompanying proxy will be mailed to stockholders is October 31, 1995. The Company's Annual Report, including financial statements, has been mailed to stockholders along with this Statement.

  All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the three persons listed herein as nominees as directors and for the ratification of the appointment of Ernst & Young as the Company's independent auditors for 1996. Any proxy maybe revoked at any time prior to its exercise, by written notification to the Secretary of the Company.

  The Board of Directors has fixed the close of business on October 23, 1995 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at this meeting. The principal office of the Company is located at 370 Lexington Avenue, New York, New York 10017.

  At the Record Date, the Company had outstanding approximately 10,735,000 shares of Common Stock, par value $.25 per share. Each share outstanding entitles the holder thereof to one vote.

  The only persons known to the Company to be the beneficial owner of five percent or more of the Company's Common Stock, as of the Record Date, are listed under "Security Ownership of Certain Beneficial Owners and Management" below.

			     ELECTION OF DIRECTORS

  At this meeting three directors are to be elected to serve for three-year terms, each to hold office until his successor is duly elected and qualified. It is not contemplated that any nominee will be unable to serve as a director, but if such contingency should occur prior to the meeting, the persons named as proxies in the enclosed proxy or their substitutes (the "Proxies") will have the right to vote for substitute nominees. The Proxies were selected by the Board of Directors of the Company and are directors and officers of the Company. Certain information with respect to each nominee, as well as directors continuing in office, is stated below.

Directors Nominated for Three-Year Terms:

  NORMAN E. ALEXANDER-Mr. Alexander was elected to the Board of Directors in 1982. In February 1994, he was elected non-executive Chairman of the Board of Directors. He is Chairman and Chief Executive Officer of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He is 81 years old. He is also a director of Richton International Corporation.


  STUART Z. KRINSLY-Mr. Krinsly was elected to the Board of Directors in September 1992. He is Senior Executive Vice President and General Counsel of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He also is a director of Sequa Corporation. He is 78 yearsold.

  DAVID S. WEIL-Mr. Weil was elected to the Board of Directors in April 1990. He is President and Chief Executive Officer of Ampacet Corporation, a company which is a plastics raw material producer, specializing in the manufacture of color and additive masterbatches used by plastic processors, (a position he has held for more than five years). He is 70 years old.


Directors Continuing in Office:

  MARK A. ALEXANDER, M.D.-Dr. Alexander was elected to the Board of Directors in October 1993. He is Vice President of Metropolitan Life Insurance Company (a position he had held for more than five years). His responsibilities include managing the decentralized personal life insurance medical underwriting activities for Metropolitan. He is 45 years old. (Term to expire at the 1997 Annual Meeting).

  MARTIN J. CULLEN-Mr. Cullen was elected to the Board of Directors in 1981. He has been Vice President of the Company for over nineteen years and in 1981 was also elected Treasurer of the Company. He is 61 years old and has been with the Company for over forty years. His responsibilities are principally in the area of purchasing and he is currently Secretary of the Company. (Term to expire at the 1996 Annual Meeting).

  VIRGIL GLADIEUX-Mr. Gladieux was elected to the Board of Directors in November 1983. He is Chairman and Chief Executive Officer of V/Gladieux Enterprises, a company engaged in the food service and mass feeding industry, and he has held this position for more than ten years. He is 86 years old. (Term to expire at the 1996 Annual Meeting).

  MARVIN I. HAAS-Mr. Haas was elected to the Board of Directors in December 1990. In August 1993, Mr. Haas was elected Chief Executive Officer and in February 1995, he was elected President. He was Vice Chairman of the Board and Chief Operating Officer from October 1991 until February 1995. He was a consultant to the Company from September 1989 to May 1990. Mr. Haas was President and Chief Operating Officer of Swissrose International (a dairy products importer) for a period of more than five years through April 1987 and subsequently was a self-employed consultant until joining the Company. He is 53 years old. (Term to expire at the 1996 Annual Meeting).

  HOWARD M. LEITNER-Mr. Leitner joined the Company in August 1980 as Chief Financial and Accounting Officer and later that year was elected a director. He was President of the Company from August 1986 until February 1995 and currently is a Senior Vice President. He has been a Certified Public Accountant for more than 20 years and for two years prior to joining the Company he was an Audit Manager for Ernst & Whinney (now known as Ernst & Young), the successor to S. D. Leidesdorf & Co., with whom Mr. Leitner had been employed as an accountant for the 15 preceding years. He is 54 years old. (Term to expire at the 1997 Annual Meeting).

  HENRY SALZHAUER-Mr. Salzhauer was elected to the Board of Directors in July 1992. He is a Vice President of Benjamin Partners, Inc. ("BPI"), an investment firm. Prior to December 1993, he was a Vice President of Benjamin Electrical Engineering Works, Inc. ("BEEW"), an electrical contracting company (a position he had held for more than five years). He is 60 years old. In November
1993, BEEW sold its electrical contracting assets, including its name, to Fischbach & Moore, Inc. another electrical contractor, and changed its name to BPI. (Term to expire at the 1997 Annual Meeting).

  R. SCOTT SCHAFLER-Mr. Schafler was elected to the Board of Directors in March 1993 and is President of Cortec Group, Inc. (a position he has held for more than five years), a New York based buyout group specializing in the acquisition and operation of middle market manufacturing companies with proprietary technology or leading distribution channels. He is Chairman of the Board of a Cortec Group affiliate, National Controls Corporation, a leading manufacturer ofelectronic controls for food service companies. He is also President of Cortec Capital Corporation, General Partner of Cortec Group Fund I, LP and the managing partnerof entities which manage Cortec Group Fund II, LP (the "Funds"). Both Funds specialize in the acquisition and operation of middle market manufacturing companies. He is 45 years old. (Term to expire at the 1997 Annual Meeting).

  Norman E. Alexander is the father of Mark A. Alexander. There is no other family relationship between any officer or director of the Company.

  There were six meetings of the Company's Board of Directors held during the Company's last fiscal year. The Board of Directors has a Compensation Committee which is comprised of Virgil Gladieux, Henry Salzhauer and David S.
Weil. The Compensation Committee which met three times in fiscal year
1995 performs the function of evaluating the work performance of the Company's executive and administrative employees and determining compensation for such persons. The report of the compensation committee appears on pages 7 and 8 of this proxy statement. The Board of Directors has a Nominating Committee comprised of Norman E. Alexander, Stuart Z. Krinsly and Henry Salzhauer which evaluates potential members of the Board of Directors. The Nominating Committee seeks potential nominees for Board membership in many ways and will consider suggestions submitted by stockholders if mailed to the Secretary of the Company.The Board of Directors has an Audit Committee comprised of Mark A. Alexander, Virgil Gladieux, R. Scott Schafler and David S. Weil. This
Committee met twice relative to the Company's 1995 fiscal year. The Audit Committee approved the selection of Ernst & Young as the Company's independent auditors and met with the auditors to review the planned scope and the results of the audit. The Board of Directors has an Executive
Committee comprised of Norman E. Alexander, Marvin I. Haas, Stuart Z.
Krinsly and David S. Weil. The Executive Committee may exercise the power and authority of the Board of Directors when the entire Board is unable to convene. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which that director served. As required by the rules promulgated pursuant to Section 16(a) of the Securities Exchange Act of 1934, Mr. Howard Leitner did not timely report the sale of 4,258 shares made by him in April 1995. This omission was corrected in September 1995.



EXECUTIVE COMPENSATION AND TRANSACTIONS WITH DIRECTORS, OFFICERS AND PRINCIPAL HOLDERS

  The following information is furnished with respect to each of the five highest compensated executive officers of the Company who were executive officers of the Company at any time during the fiscal year ended July 31, 1995:

			       COMPENSATION TABLE

						Annual Compensation
					     -------------------------
	       Name and                 Fiscal                Other Annual
	  Principal Position             Year  Salary  Bonus  Compensation
------------------------------------- ------ ------ ----- ------------
							       (a)
Marvin I. Haas                          1995   $284    $104          $20
President and                           1994    273
Chief Executive Officer                 1993    272     100

Howard M. Leitner                       1995    235      92           20
Senior Vice President and               1994    225
Chief Financial Officer                 1993    221      82

Thomas Donnell                          1995    164      83            5
President and Chief Executive           1994    169      60
Officer of Cain's Coffee Company        1993    108      44
(Acquired December 1992)

Martin J. Cullen                        1995    202      74           20
Vice President, Secretary               1994    192
and Treasurer                           1993    180      60

Anthony Fazzari                         1995    194      73           11
Senior Vice President - Retail Sales    1994    179      23
and Marketing                           1993    162      60
------
(a) Perquisites include use of corporate automobiles (ranging between $2,000 and $10,000) and life insurance (ranging between $5,000 and $10,000).




		     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning options/SARs granted during fiscal 1995 to the named executives:

			       Individual Grants

		   Number of     % of Total
		   Securities    Options/SARs
		   Underlying    Granted to   Exercise or           Grant Date
		   Options/SARs  Employees in Base Price Expiration Present
Name               Granted       Fiscal Year  ($/Share)     Date    Value(1)(2)
----------------- ------------ ------------ ----------- ---------- -----------
Marvin I. Haas     250,000        100.0        5.75       8/29/04   $765,000


(1) Options are not exercisable until three years after the date of grant.
(2) Grant date present value is determined using the Black-Scholes Model.
The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executives differ from exchange traded options in three key respects; options granted by the Company to its executives are long-term, non-transfer able and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In this presentation, the Black-Scholes Model has been adapted to estimate the present value of the options set forth in the table, taking into consider ation a number of factors, including the volatility of the Common Stock, its dividend rate, the term of the option and interest rates. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption-based, it may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

As of July 31, 1995, Marvin I. Haas, Howard M. Leitner, Thomas Donnell, Martin J. Cullen and Anthony Fazzari have options to acquire 250,000, 16,000, 10,000, 10,000 and 10,000 shares, respectively, of Company Common Stock, none of which are currently exerciseable.

Restricted stock share holdings at July 31, 1995, pursuant to agreements described under "Certain Relationships and Transactions" for Mr. Leitner and Mr. Cullen amounted to 54,939 ($371,000) and 5,493 ($37,100), respectively.

The Company has established a Benefits Protection Trust with Shawmut Bank, N.A. (the "Trust Fund") and has contributed $700,000 thereto. The Trust Fund is to be used for litigation expenses incurred by Company employees, including all executive officers of the Company, in the event that after a Change-in-Control (as defined) the new management of the Company refuses to pay benefits under any employment contract or any employee benefit plan maintained by the Company.

As compensation for their services, each independent director (i.e. a director who is not also an officer or employee of the Company) is paid $16,000 in cash. Each independent director who is a member of the Audit Committee or the Compensation Committee is paid $1,000 for attendance at a meeting of the Committee on which he serves. The Company does not pay director fees to directors who are employees of the Company.

Annual pension payments as of July 31, 1995 under the Company's defined benefit plan which would be payable for Messrs. Haas, Leitner, Donnell, Cullen and Fazzari (assuming normalretirement date) amount to approximately $24,000, $67,000, $10,000, $109,000 and $29,000. Report of the Compensation
Committee on Executive Compensation

The Compensation Committee's responsibilities include establishing the Company's policies governing compensation of officers and other key executives of the Company. The Committee's principal objective in setting such policies is to develop a program designed to attract and retain officers and other key executives critical to the success of the Company and to reward and motivate those executives for performance which enhances the profitability of the Company and creates value for its shareholders.

To achieve these objectives, the Compensation Committee has developed a competitive, market-driven base salary program coupled with an annual incentive cash bonus plan geared toward performance. Base salaries, prior to bonus awards, for officers and key executives have been fixed at levels believed to be within a competitive range for comparable positions in comparable companies. The President and Chief Executive Officer can receive a bonus of from 13% to 90% of base pay dependent upon the achievement of certain targeted levels of earnings per share, a return on net assets at an agreed upon percent, store openings and stock price appreciation. The President and Chief Executive Officer of Cain's Coffee Company can receive a bonus of from 25% to 52% of base pay dependent upon the operating income of such company. Both the Senior Vice President and Chief Financial Officer and the Vice President, Secretary/Treasurer can receive a bonus from 15% to 45% of base pay dependent upon earnings per share of the Company. The Senior Vice President of Retail Sales and Marketing can receive a bonus of from 3% to 52% of base pay dependent upon sales volume and operating profit. In addition, certain other officers and key executives can receive a bonus of from 5% to 50% of base pay based on specified levels of sales volume, margins, store openings, manufacturing plant expenditures, operating profits and earnings per share. Tying a significant portion of overall executive compensation to the achievement of performance objectives and thus making such bonus "at risk" is believed to align the financial interests of the participating executives with those of the Company and its shareholders.
The bonus is only paid if the executive is employed as at the last day of the fiscal year. In addition, non-qualified stock options are also granted, from time to time, based upon long-term corporate objectives and individual circumstances. In determining long-term incentive grants, the Compensation Committee has set shareholder value creation as a priority. During fiscal 1995 non-qualified stock options to purchase 250,000 shares of Company common stock were granted to the President and Chief Executive Officer at a price of $5.75 per share (the market value on the date of grant).
The incentive cash bonus program for fiscal 1995 was reviewed for the Compensation Committee by a senior external compensation consulting specialist and found to utilize accepted incentive compensation techniques, including quantifiable operating objectives that must be met to receive an incentive award and structures that tie awards directly to performance through sliding scale payout schedules that include performance thresholds and payout caps. The non-qualified option grant for the President and Chief Executive Officer, established to provide a focus on stock performance, was found to be in line with competitive practice for comparable strategic situations.

The base salary levels for the President and Chief Executive Officer and all other officers and key executives are reviewed and approved by the Compensation Committee based upon competitive salary data developed for the Committee in consultation with the senior external compensation consulting specialist. This data includes salaries paid to executives at comparable corporations and is affected by overall salary movement in the workplace, generally, and the food industry in which the Company operates. Salary changes are recommended to the Compensation Committee based upon a comparison between each executive's base pay and those of other companies of similar size in the food industry, the length of service of each executive and how well each executive has performed in relation to predetermined goals and other operational issues which may have arisen during the preceding year.



Compensation for the Chief Executive Officer for 1995 was determined in accordance with the preceding factors. Mr. Haas' compensation also reflected his inclusion in the incentive bonus program which can provide a substantial part of his overall potential compensation dependent upon the performance of the Company.

COMPENSATION COMMITTEE

VIRGIL GLADIEUX, CHAIRMAN
HENRY SALZHAUER
DAVID S. WEIL


			      COMPANY PERFORMANCE

The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index, the S&P Foods Index and a Peer Group, whose members currently constitute the S&P Midcap 400 Index for Foods and Beverages ("Midcap 400 Index"). The Midcap 400 Index has been published since July 1991 and includes the following companies: Bob Evans Farms Inc., Coca Cola Enterprises Inc., Dean Foods Co., Dole Food Inc., Dreyers Grand Ice Cream Inc., Flowers Inds Inc., Ibp Inc., International Multifoods Corp., Lance Inc., Mccormick & Co. Inc., Michael Foods Inc., Savannah Foods & Inds Inc., JM Smucker Co., Tyson Foods Inc. and Universal Foods Corp. The Midcap 400 Index has been chosen because its members more closely resemble the Company than those of the S&P Foods Index.




				     CHART





* $100 invested on 07/31/90 in stock or index including reinvestment of dividends, fiscal year ending July 31.





		 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1987 and January 1988, the Company issued an aggregate of 500,000 shares of its common stock to certain senior key executives pursuant to the Company's Incentive Compensation Plan under restricted stock agreements which provide that the shares are to vest ratably over a period of 14 years. The unvested portion of the shares are subject to forfeiture in theevent the Company terminates employment for Cause or the employee terminates employment for a reason other than death, disability, retirement at or after normal retirement date or Good Reason and to accelerated vesting in the event of termination of employment by the Company for any reason other than Cause or termination of employment by the employee for Good Reason, death, disability or retirement. Messrs. Howard Leitner and Martin Cullen were awarded 100,000 and 10,000 shares, respectively, pursuant to these agreements. The number of shares distributed to participants is based upon the fair value of the shares at the date of the award which takes into account the market price of the shares on such date as well as the length and nature of the restrictions imposed upon the award. The fair value of the shares awarded to Messrs. Leitner and Cullen, respectively, pursuant to these agreements was $290,000 and $29,000.

  Certain of the Company's employees (including, but not limited to officers) are furnished with an automobile in connection with their business duties.

  The Board of Directors has adopted an Unfunded Directors Retirement Plan (the "Directors Plan") for directors who are not and never have been employees of the Company (the "Outside Directors"). Each Outside Director who retires from the Board with at least five full years of service as a director of the Company shall, at the latter of age 65 or on the date on which such director retires from the Board (the "Payment Date") receive for a period of 10 years from the Payment Date an annual cash benefit payment (the "Retired Director's Fee") equal to the regular annual director's fee in effect upon such director's retirement; provided, however, that if such director is terminated as a director following a change in control (as defined in the Company's Severance Benefit Payment Plan) the balance of such director's then current term shall be credited toward his five-year service requirement and in addition, the surviving spouse of any director who dies (in office or after retirement) after meeting the foregoing age and service requirements shall receive or continue to receive such director's benefits for the balance of the 10 year period during which the deceased director was entitled thereto, and payment of such Retired Director's Fee shall terminate upon the death of any such director and such director's surviving spouse. Benefits are currently being paid to the surviving spouse of a deceased director. As of the date hereof, three Outside Directors meet the age and service requirements for the receipt of benefits in the event of their retirement.

  In December 1988, March 1989, January 1991 and April 1991 the Chock Full O' Nuts Corporation Employee Stock Ownership Plan purchased shares of the Company's common stock from certain directors and officers as more fully described under the section headed "Employee Stock Ownership Plan".

				  PENSION PLAN

  The Chock Full O'Nuts Corporation Pension Plan is a noncontributory defined benefit plan covering all non-union employees of the Company. Employees become eligible for membership in the Plan on the anniversary dates coinciding with or next following the date of attainment of age 201/2 and completion of a year of service. Participants become fully vested after 5 years of service. Prior thereto there are no benefits payable under the Plan.

  The Plan provides normal retirement benefits, reduced early retirement benefits and increased post-retirement benefits which are available at the employee's option. Benefits are payable in the form of a straight life annuity or a 50% joint and survivor annuity. At Normal Retirement (age 65) or Postponed Retirement (age 70), a participant receives an annual pension payable in equal monthly installments equal to 2% of his final 5 year average compensation times credited service to a maximum of 50% of the final 5 year average compensation. Credited service includes years of service rendered after reaching age 22. The years of credited service under the Plan at July 31, 1995 of Messrs. Haas, Leitner, Donnell, Cullen, and Fazzari are 5, 15, 1, 25, and 7, respectively.

  Marvin I. Haas and Howard M. Leitner are the Trustees of the Plan.

  The table below shows the estimated annual pension benefits at normal retirement age to an employee upon retirement under the Plan.

   Final
  Average
 Earnings  15 Years 20 Years 25 Years 30 Years 35 Years
---------- -------- -------- -------- -------- --------
$300,000
and higher  $90,000 $120,000 $120,000 $120,000 $120,000
$250,000     75,000  100,000  120,000  120,000  120,000
$200,000     60,000   80,000  100,000  100,000  100,000
$150,000     45,000   60,000   75,000   75,000   75,000
$100,000     30,000   40,000   50,000   50,000   50,000

			   DEFERRED COMPENSATION PLAN

The Chock Full O'Nuts Deferred Compensation Plan for certain key executives (the "Deferred Compensation Plan") became effective August 1, 1987. The purpose of the Deferred Compensation Plan is to supplement the pension benefits available to certain officers and key employees of the Company under the Chock Full O'Nuts Corporation Pension Plan and to further the growth in the earnings of the Company by offering long-term incentives to such officers and key employees who will be largely responsible for such growth. While the arrangement is considered unfunded for tax purposes, the Company and Wachovia Bank & Trust Company have entered into a grantor trust agreement establishing a trust fund to aid the Company in accumulating the amounts necessary to satisfy its liability for deferred compensation benefits. The assets of the trust will at all times be subject to the claims of the Company's creditors. The Company will make contributions annually in an amount which will fully fund each covered executive's benefit as of his expected retirement, and will make payments of deferred compensation benefits to the extent the trust does not.

Pursuant to the provisions of the Deferred Compensation Plan, the Compen-sation Committee of the Board shall determine those employees who shall be entitled to participate in the Deferred Compensation Plan and the amount of the supplemental benefits to be paid to any such participant. Upon such determination, such employee and the Company shall enter into a deferred compensation agreement which specifies the amount and rights of such partici-pant to receive supplemental pension benefits.

As of the date hereof there are no deferred compensation agreements outstanding under the Deferred Compensation Plan.








EMPLOYEE STOCK OWNERSHIP PLAN

In November 1988, the Company's Board of Directors approved the Chock Full O'Nuts Corporation Employee Stock Ownership Plan ("ESOP") which is a noncontributory plan established to acquire shares of the Company's common stock for the benefit of all eligible employees. In December 1988, March 1989, February 1990, January 1991, April 1991 and May 1995 the Company loaned the ESOP $1,000,000, $750,000, $1,140,000, $325,000, $675,000 and $500,000,
respectively, to be repaid in equal annual installments over eight years from the date of the loan with interest primarily at 9% and 10%. With the proceeds of the December 1988 and March 1989 loans, the ESOP purchased approximately 110,000 and 85,000 shares of the Company's common stock from certain directors and officers at a price of $8.125 and $8 per share (the then current market prices). With the proceeds of the January 1991 and April 1991 loans, the ESOP purchased approximately 134,000 shares of the Company's common stock from certain directors, officers and employees at prices of $5.625 and $7.75 per share (the then current market prices). Howard Leitner and Martin Cullen sold approximately 57,100 and 12,700, respectively, of such shares, to the ESOP for which they received approximately $429,000 and $120,000. With the proceeds of the February 1990 and May 1995 loans, the ESOP purchased approximately 288,000 shares of the Company's common stock in the open market at prices between $5.50 and $6.50 per share. Each full-time employee of the Company who is not represented by a labor union is eligible to participate in the ESOP on the date which is one year after the date of his employment by the Company. All such participating employees are vested in those shares allocated to their specific accounts after a period of five years. Shares are allocated to participant's accounts annually based upon the annual compensation (up to $200,000) earned by each participant. As the Company makes annual contributions to the ESOP, these contributions are used to repay the loans to the Company, together with accrued interest. Deferred compensation equal to the loans has been recorded as a reduction of stockholders' equity representing the Company's prepayment of future compensation expense. As the loans are repaid, common stock is allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loans. Marvin I. Haas and Howard M. Leitner are the administrators of the ESOP.

As of the date of this proxy statement a total of 3,304 shares, 3,172 shares, 408 shares, 4,792 shares and 4,226 shares of common stock were allocated to each of the accounts of Messrs. Haas, Leitner, Donnell, Cullen and Fazzari, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of October 13, 1995, the shares of the Company's Common Stock owned beneficially by the present directors and nominees of the Company individually and by all present directors, nominees and executive officers of the Company as a group:

		Name of                   Common Stock         Percent
	    Beneficial Owner            Beneficially Owned    of Class
--------------------------------------- --------------------- ------------
Marvin I. Haas                               938,505(1)(2)      8.7%(1)
Howard M. Leitner                            646,653(1)         6.0%(1)
Mark A. Alexander                                            1,920(3)
Norman E. Alexander                           46,179(4)           *
Martin J. Cullen                              16,779              *
Virgil Gladieux                               54,776(5)           *
Stuart Z. Krinsly                              1,280(6)           *
Henry Salzhauer                                6,075(7)           *
R. Scott Schafler                              3,182              *
David S. Weil                                  6,796              *

All Directors and executive officers as
a group (14 persons), including the
above named persons                        1,294,103(1)(2)     12.0%(1)
------
* Less than 1% of class.

(1) Includes 582,693 shares owned by the Chock Full O'Nuts Corporation Employee Stock Ownership Plan of which Marvin I. Haas and Howard M. Leitner are the Administrators and share voting power.
(2) Includes an aggregate of 123,320 shares owned by Steven Schulman and 92,468 shares owned by Dennis Duke, which shares were issued in connection with the Company's acquisition in June 1991 of Hillside Coffee of California, Inc. Such shares are subject to the provisions of an agreement between the Company, Marvin I. Haas, Steven Schulman and Dennis Duke,which agreement provides, among other things, that all shares of stock of the Company owned by Messrs. Schulman and Duke will, for a period of ten years, be voted (i) in favor of the election to the Board of such nominees who shall have been selected by the Board and (ii)in accordance with the recommendation of the Board with respect to all such other matters upon which shareholders shall have a right to vote. In order to insure the obligations of Messrs. Schulman and Duke under the agreement each of Messrs. Schulman and Duke has granted to Mr. Haas an irrevocable proxy with respect to all shares owned by him.
(3) Represents shares which would be received upon conversion of $15,000 of the Company's 8% Convertible Subordinated Debentures.
(4) Includes 44,884 shares owned by Galleon Syndication Corporation of which Norman E. Alexander owns 100% of the issued and outstanding capital stock.
(5) Includes 50,050 shares owned by Advanced Restaurant Concepts, Inc. of which Virgil Gladieux owns 100% of the issued and outstanding capital stock.
(6) Represents shares which would be received upon the conversion of $10,000 of the Company's 8% Convertible Subordinated Debentures.
(7) Represents shares which would be received upon the conversion of $50,000 of the Company's 7% Convertible Senior Subordinated Debentures.

The following tables sets forth, as of October 13, 1995, the shares of the Company's Common Stock owned beneficially by persons known to the Company to own more than five percent of the outstanding shares of the Common Stock of the Company:

				     Common
				     Stock              Percent
				  Beneficially             of
Name and Address                     Owned               Class
------------------------------- --------------------- -----------------
Marvin I. Haas
Chock Full O'Nuts Corporation
370 Lexington Avenue
New York, New York 10017                938,505(1)(2)        8.7%(1)(2)
Howard M. Leitner
Chock Full O'Nuts Corporation
370 Lexington Avenue
New York, New York 10017                646,653(1)           6.0%(1)
Chock Full O'Nuts Corporation
Employee Stock Ownership Plan
Chock Full O'Nuts Corporation
370 Lexington Avenue
New York, New York 10017                582,693(3)           5.4%(3)
Gabelli Funds, Inc.
One Corporate Center
Rye, New York 10580                   2,104,461(4)          18.0%(4)
Dimensional Fund Advisors Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401          684,803(5)           6.4%(5)
David L. Babson & Company, Inc.
One Memorial Drive
Cambridge, Massachusetts 02142          595,330(6)           5.5%(6)

HB Korenvaes Investments, L.P.
777 Main Street
Suite 2750
Fort Worth, Texas 76102               1,575,456(7)          12.8%(7)
------
(1) See Note 1 "Security Ownership of Certain Beneficial Owners and
    Management".
(2) See Note 2 "Security Ownership of Certain Beneficial Owners and
    Management".
(3) See "Employee Stock Ownership Plan".
(4) Includes 544,715 shares which would be received upon conversion of $4,483,000 of the Company's 7% Convertible Senior Subordinated Debentures and 421,383 shares which would be received on conversion of $3,291,000 of the Company's 8% Convertible Subordinated Debentures. This information has been confirmed to the Company by Gabelli Funds Inc. on September 8, 1995.
(5) This information has been confirmed to the Company by Dimensional Fund Advisors, Inc. on September 22, 1995.
(6) This information has been confirmed to the Company by David L. Babson & Company on September 11, 1995.
(7) Represents shares which would be received upon conversion of $12,966,000 of the Company's 7% Convertible Senior Subordinated Debentures as confirmed to the Company on September 22, 1995.




	      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Directors propose that the stockholders ratify the appointment of Ernst & Young as the Company's independent auditors for 1996. Ernst & Young has been the Company's independent auditors for the last sixteen years. The report of Ernst & Young with respect to the Company's financial statements appears in the Company's annual report for the fiscal year ended July 31, 1995. A representative of Ernst & Young will be at the annual meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Directors will consider it a directive to consider other auditors for a subsequent year.

  Approval of the foregoing proposal requires the affirmative vote of a majority of the votes cast.

  The Board of Directors recommends a vote FOR this proposal.




 STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's 1996 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than July 27, 1996. Such proposals should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

				 OTHER MATTERS

The management knows of no other business which will be presented for consideration at the Annual Meeting other than that stated in the notice of meeting, except that the minutes of the Annual Meeting of Stockholders held December 16, 1994, will be presented for approval as to form but such action is not to constitute approval or disapproval of any of the matters referred to in such minutes. If, however, any other matters shall properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote the proxies in accordance with their best judgment in such matters.

The cost of this proxy solicitation and any additional material relating to the meeting which may be furnished to the stockholders will be borne by the Company. In addition, solicitation by telephone, telegraph or other means may be made personally, without additional compensation, by officers, directors and regular employees of the Company. The Company also will request brokers, dealers, banks and voting trustees and their nominees holding shares of record but not beneficially to forward proxy soliciting material to beneficial owners of such shares, and the Company, upon request, will reimburse them for their expenses in so doing. The Company has also retained Hill and Knowlton to aid in solicitation of proxies at an anticipated aggregate cost not in excess of $30,000.

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any stockholder submitting a written request. Such request should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

					     By Order of the Board of Directors

							       MARTIN J. CULLEN
								      Secretary
Dated: New York, New York
 October 31, 1995



  CHOCK FULL O'NUTS CORPORATION
This proxy solicited by the Board of Directors for the Annual Meeting on December 19, 1995

The undersigned hereby appoints Marvin I. Haas and Howard M. Leitner, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation to be held December 19, 1995 at 10:00 A.M., Eastern Standard Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

1. Election of Directors: for a three-year term - Norman E. Alexander, Stuart Z. Krinsly and David S. Weil.

~  FOR all nominees ~ WITHHOLD authority to vote for all nominees.

~  FOR all nominees, EXCEPT nominee(s) written below.
------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees.

2. Proposal to ratify the appointment of independent auditors for 1996.

~ FOR ~ AGAINST ~ ABSTAIN
The Board of Directors recommends a vote FOR Proposal 2.
------------

			 (continued and to be signed on reverse side)







The shares represented by this proxy will be voted as directed or if no direction is indicated, will be voted FOR the election of each of the nominees and FOR Proposal 2.
The undersigned hereby acknowledges receipt of the Notice of and Proxy Statement for the aforesaid Annual Meeting.
Date and sign exactly as name appears hereon. Each joint Tenant must sign. When signing as Attorney, Executor, Trustee, etc., give full title. If signer is corporation, sign in full corporate name by authorized officer.

     ..                                 (Date of Above)
     ..                                 (Signature of Stockholder)
     ..                                 (Signature of Stockholder)







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